Former Postmaster General Jack Potter Elected to VSE Board of Directors

Alexandria, Virginia (December 12, 2013) – VSE Corporation (NASDAQ: VSEC) announced today that John E. "Jack" Potter, the President and Chief Executive Officer of the Metropolitan Washington Airports Authority (MWAA) and former United States Postmaster General and CEO of the United States Postal Service (USPS) has been elected as a member of the VSE Board of Directors effective January 1, 2014.

Mr. Potter served 10 years as Postmaster General, where he managed an organization with more than 500,000 employees, 35,000 post offices across the country and 200,000 postal service vehicles, the largest civilian vehicle fleet in the world. Mr. Potter spearheaded initiatives to transform the USPS and ensure its success in a modern digital age and maintained the Postal Service's place as one of the top 10 most trusted corporations in America. Since July 2011, Mr. Potter has served as the President and CEO of the MWAA. MWAA operates Ronald Reagan Washington National and Washington Dulles International Airports, which serves more than 40 million passengers annually, and oversees the 23-mile, $6 billion Dulles Corridor Metrorail Project.

A native of the Bronx and son of a career postal employee, Mr. Potter began his career as a postal clerk in New York in 1978. He earned a degree in economics at Fordham University and a master's degree as a Sloan Fellow at Massachusetts Institute of Technology.

"The selection of Jack Potter continues VSE's history of appointing highly qualified industry leaders to our Board of Directors," said Cliff Kendall, VSE Chairman of the Board. "Jack is an exceptional leader with a proven track record of driving organizational growth, efficiency and customer satisfaction throughout large organizations. Jack brings the leadership, management expertise and experience necessary to enhance VSE's core capabilities and key markets. We look forward to Jack's contributions to our company's growth and our commitment to delivering shareholder value."

Beginning January 2014, VSE's Board will have nine (9) members, eight (8) of whom are independent, non-employee directors. Mr. Potter will serve as a member of the Board's nominating and corporate governance committee.

About VSE
Established in 1959, VSE is a diversified federal services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for supply chain management, logistics, engineering, energy, IT services, and consulting. For additional information regarding VSE's services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.